January 26, 2007

Financial Asset Securities Corp.
600 Steamboat Road
Greenwich, Connecticut 06830

Greenwich Capital Acceptance, Inc.
600 Steamboat Road
Greenwich, Connecticut 06830

Re:	Financial Asset Securities Corp., Greenwich Capital Acceptance, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

We will act as counsel for Financial Asset Securities Corp. and Greenwich Capital Acceptance, Inc., each a Delaware corporation (each a “Registrant” and together, the “Registrants”), in connection with the offering, from time to time, in one or more Series (each, a “Series”) of the Registrants’ Asset-Backed Certificates (the “Certificates”) and Asset-Backed Notes (the “Notes,” and together with the Certificates, the “Securities”). The Securities are being registered pursuant to the Securities Act of 1933, as amended (the “Act”), by means of a Registration Statement of the Registrants on Form S−3. The Securities will be offered pursuant to a prospectus, as supplemented by a prospectus supplement (the “Base Prospectus” and applicable “Prospectus Supplement,” respectively), which will be filed with the Commission pursuant to Rule 424(b)(5) under the Act. As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the conditions of a pooling and servicing agreement (each, a “Pooling and Servicing Agreement”) among the applicable Registrant, a trustee (the “Trustee”) and, where appropriate, a servicer (the “Servicer”) or master servicer (the “Master Servicer”), each such party to be identified in the Prospectus Supplement for such Series of Certificates. Each Series of Notes will be issued under a separate indenture (each, an “Indenture,” and together with each Pooling and Servicing Agreement, the “Agreements”) between a trust (the “Trust”) and an indenture trustee (the “Indenture Trustee”), each such party to be identified in the Prospectus Supplement for such Series of Notes.

We have examined copies of each Registrant’s Restated Certificate of Incorporation, each Registrant’s By-laws, the Registration Statement, each Prospectus and each form of Prospectus Supplement included therein, the forms of Agreements (each as filed or incorporated by reference as an exhibit to the Registration Statement), the forms of Securities and originals or copies, certified or otherwise identified to our satisfaction, of such instruments, certificates, records and other documents, and have made such examination of law, as we have deemed necessary or appropriate for the purpose of this opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission, and the authenticity of the originals of such latter documents. With your express consent and approval, we have made all assumptions in connection with this opinion without further investigation or inquiry, unless and to the extent otherwise specified. As to facts relevant to the opinions expressed herein and the other statements made herein, we have relied, to the extent we have deemed appropriate, upon certificates and oral or written statements and representations of officers and other representatives of the Registrants and others.

Based upon the foregoing, we are of the opinion that:

(i)   When any Agreement relating to a Series of Securities has been duly and validly authorized by all necessary action on the part of the applicable Registrant and has been duly executed and delivered by the applicable Registrant, the Trust, the Trustee, Indenture Trustee and/or Owner Trustee, as applicable, any Servicer or Master Servicer, if applicable, and any other party thereto, such Agreement will constitute a legal, valid and binding agreement of the issuer of such Securities, enforceable against the issuer in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws now or hereafter relating to or affecting creditors’ rights generally and to general equitable principles (regardless of whether considered in a proceeding in equity or at law), including concepts of commercial reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief.

(ii)   When the Securities of a Series have been duly authorized by all necessary action on the part of the applicable Registrant (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Trustee, Indenture Trustee and/or Owner Trustee for such Series in accordance with the terms of the related Agreement, and issued and delivered against payment therefor as described in the Registration Statement, such Securities will be legally and validly issued, fully paid and nonassessable, and the holders thereof will be entitled to the benefits of the related Agreement.

We have also advised the Registrants with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under “Material Federal Income Tax Consequences” in the Base Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, the discussion represents our opinion.

The foregoing opinions deal only with the specific legal issues that each opinion explicitly addresses. Accordingly, the express opinions set forth above concerning a particular legal issue do not address any other matters.

In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of New York. The opinions set forth in this opinion express our professional judgment as to how the highest court of the applicable jurisdiction would appropriately resolve the issues in question.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Base Prospectus and under the headings “Legal Matters” and “Federal Income Tax Consequences” in the applicable Prospectus Supplements, without implying or admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Base Prospectus or any Prospectus Supplement.

Very truly yours,

/s/ McKee Nelson LLP
McKee Nelson LLP